Exhibit 19.1

Indivior Pharmaceuticals, Inc. Insider Trading Policy

Type	Policy	Number	POL.LEG.15209

Level	Global	Version	2.0

Geographic Impact	Global	Effective Date	January 26, 2026

1	Purpose

This Insider Trading Policy describes the standards of Indivior Pharmaceuticals, Inc. and its subsidiaries (the “Company”) regarding trading in the stock and other securities of the Company while in possession of certain confidential information. This Policy is divided into three parts:

•	Section 2 – Scope provides a layman’s explanation of this Policy and some general rules;

•

Section 3 – Covered Persons prohibits trading in certain circumstances and applies to all of the Company’s directors, officers, employees, independent contractors, any other persons who may have access to material nonpublic information about the Company, and any such person’s spouse, dependents, minor children, and other persons living in their household (collectively, “Covered Persons”); and

•

Section 4 – Restricted Persons imposes special additional trading restrictions on certain persons, including (i) all members of the Company’s Board of Directors, (ii) the executive officers of the Company; (iii) certain independent contractors and employees listed in Appendix A; and (iv) any such person’s spouse, dependents, minor children, and other persons living in their household (collectively, “Restricted Persons”).

2	Scope

2.1	Overview

One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading isn’t about trading as much as it is about using the Company’s information for your own profit. More specifically, insider trading occurs when a person takes information that the public does not know (called “material nonpublic information”) that they learned through their involvement with the Company about the Company, and in some cases its customers, suppliers, or others with which the Company does (or may do) business, and (i) uses that information to make decisions to purchase, sell, give away, or otherwise trade the Company’s stock or securities or (ii) provides that information to others outside the Company. The prohibitions against insider trading apply to trades, tips, and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “nonpublic,” as those terms are defined in Section 3.

Indivior Pharmaceuticals, Inc. Insider Trading Policy	Effective Date: January 26 2026	POL.LEG.15209
Version: 2.0

2.2	General Rules

The following General Rules are defined and governed more specifically by Sections 3 and 4:

•	Don’t trade while in possession of material nonpublic information.

•	When in doubt about whether you have material nonpublic information, contact the Company Secretary or Chief Legal Officer to discuss.

•	If you are a director or officer of the Company, you must pre-clear all trades so we may ensure you do not violate federal law and you make all proper disclosures.

•	Don’t give “tips” or otherwise share nonpublic information with others.

•

Discussing private Company information with the public, including with the press or analysts, with customers or suppliers, or online (including social media) could create substantial liability for you and the Company.

•	Don’t engage in speculative transactions in the Company’s stock, including hedging or pledging Company stock.

•	Don’t allow your spouse, dependents, minor children, other persons living in your household, or financial advisors to violate this Policy.

2.3	Applicability

This Policy applies to all trading or other transactions in the Company’s securities, including common stock, options, and any other securities that the Company may issue, such as preferred stock, notes, bonds, and convertible securities, as well as to derivative securities relating to any of the Company’s securities, even if not issued by the Company.

This Policy applies to all of the Company’s directors, officers, employees, independent contractors, any other persons who may have access to material nonpublic information about the Company, and any such person’s spouse, dependents, minor children, and other persons living in their household (collectively, “Covered Persons”). See Section 3.

This Policy imposes special additional trading restrictions on certain persons, including (i) all members of the Company’s Board of Directors, (ii) the executive officers of the Company; (iii) certain independent contractors and employees listed in Appendix A; and (iv) any such person’s spouse, dependents, minor children, and other persons living in their household (collectively, “Restricted Persons”). See Section 4.

3	Covered Persons

This Section 3 applies to all Covered Persons, including all Restricted Persons, and anyone in possession of material nonpublic information. Additional trading restrictions applicable only to Restricted Persons are covered in Section 4.

Indivior Pharmaceuticals, Inc. Insider Trading Policy	Effective Date: January 26 2026	POL.LEG.15209
Version: 2.0

3.1	General Policy: No Trading or Causing Trading While in Possession of Material Nonpublic Information

3.1.1

No Covered Person may purchase or sell, or offer to purchase or sell, any Company security, regardless of whether it is issued by the Company, while in possession of material nonpublic information about the Company. (The terms “material” and “nonpublic” are defined in Section 3.2.)

3.1.2

No Covered Person who knows of any material nonpublic information about the Company may communicate that information to (“tip”) any other person whatsoever, including family members and friends, or otherwise disclose such information without the Company’s authorization. This includes giving trading advice. For example, “I am not going to share information with you, but I would sell those shares if I were you…” is not compliant with this Policy.

3.1.3

No Covered Person may purchase or sell any security of any other company while in possession of material nonpublic information about that company that was obtained in the course of their involvement with the Company in breach of a duty of confidentiality to the Company or the other company. No Covered Person who knows of any such material nonpublic information may tip any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

3.1.4

For compliance purposes, you should never trade, tip, or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have any reason to believe is material and nonpublic unless you first consult with, and obtain the advance approval of, the Company Secretary or Chief Legal Officer.

3.1.5	Restricted Persons must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in Section 4.3.

3.1.6

This Policy does not apply to ongoing purchases of the Company’s securities in the Employee Stock Purchase Plan (“ESPP”) resulting from an employee’s periodic contribution of money to the ESPP pursuant to the election the employee made at the time of their enrollment in the ESPP. This Policy does apply, however, to an employee’s election to participate in the ESPP for any enrollment period and to any sales of the Company’s securities purchased pursuant to the ESPP.

3.2	Definitions

3.2.1

Material. Insider trading restrictions come into play only if the information you possess is “material.” Information is generally regarded as material if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision. Material information need not be definitive information; information that something is likely to happen, or even just that it may happen, can be considered material.

Indivior Pharmaceuticals, Inc. Insider Trading Policy	Effective Date: January 26 2026	POL.LEG.15209
Version: 2.0

Examples of information that is reasonably likely to be found “material” in particular situations include (but are not limited to) the following:

•	financial results and projections (including the Company’s own expectations regarding its future financial results or how they differ from analysts’ expectations);

•	significant changes in the Company’s prospects;

•	significant write-downs in assets or increases in reserves;

•	liquidity problems;

•	changes in earnings estimates or unusual gains or losses in major operations;

•	proposed stock splits or stock dividends;

•	extraordinary borrowings;

•	award or loss of a significant contract;

•	changes in debt ratings;

•	changes in management

•	clinical trial results;

•	significant new products or discoveries;

•	pending FDA or other regulatory action;

•	developments regarding significant litigation or government agency investigations;

•

proposals, plans, negotiations, or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, distribution agreements, joint ventures, or purchases or sales of substantial assets;

•	offerings of Company securities; and

•	changes in the status of any of the Company’s activities which may have a significant adverse or favorable impact.

Either positive or negative information may be material. Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition, or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a significant effect on the stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small.

When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should consult the Company Secretary or Chief Legal Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates.

Indivior Pharmaceuticals, Inc. Insider Trading Policy	Effective Date: January 26 2026	POL.LEG.15209
Version: 2.0

3.2.2

Nonpublic. Insider trading prohibitions come into play only when you possess information that is material and “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public,” the information must have been disseminated in a manner designed to reach investors generally (such as the filing of a report with the SEC, distribution of a press release through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access), and the market must be given an opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until after the close of business on the second full trading day after the information was publicly disclosed before you can treat the information as public.

For clarity, examples of “nonpublic” information may include:

•	information available to a select group of analysts, brokers, or institutional investors;

•	undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

•

information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (i.e. two full trading days).

When in doubt about whether particular material information is nonpublic, you should presume it is nonpublic and treat it as confidential. If you are unsure whether information is nonpublic, you should consult the Company Secretary or Chief Legal Officer.

3.3	Rule 10b5-1 Plans

Notwithstanding the general rule, while in possession of material nonpublic information about the Company or during a “Blackout Period” (as defined in Section 4.1), transactions involving Company securities may be conducted pursuant to a properly established trading plan, arrangement, or instruction that complies with Rule 10b5-1 under the Securities Exchange Act of 1934 (a “10b5-1 Plan”).

3.3.1	To be properly established, a 10b5-1 Plan must:

•	satisfy the requirements of Rule 10b5-1;

•

have been reviewed and approved by the Company Secretary or Chief Legal Officer prior to entry into the 10b5-1 Plan (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Company Secretary or Chief Legal Officer prior to entry into the 10b5-1 Plan);

Indivior Pharmaceuticals, Inc. Insider Trading Policy	Effective Date: January 26 2026	POL.LEG.15209
Version: 2.0

•

have been entered into in good faith by the Covered Person at a time when the Covered Person was not in possession of material nonpublic information about the Company and was not in a Blackout Period; and

•

give a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

3.3.2

In order to satisfy Rule 10b5-1, all 10b5-1 Plans are subject to a mandatory cooling off period prior to the date of the first planned sale or other transaction under such 10b5-1 Plan. All 10b5-1 Plans must also adhere to certain prescribed limitations on the number and nature of Plans that may be in effect at a given time (e.g., minimum number of trades requirement, term limitations) and such other 10b5-1 Plan parameters as the Company Secretary deems to be in the best interests of the Company.

3.3.3

If you are a Restricted Persons under Section 16(a) of the Exchange Act (see Appendix A), the Company will be required to disclose any adoption, modification, or termination of a 10b5-1 Plan by you and certain details relating to such 10b5-1 Plan in the Company’s periodic reports filed with the SEC. Any questions in respect of a 10b5-1 Plan, requests for approval of entry into, modification, or termination of a 10b5-1 Plan, or the required disclosure relating to such Plans, should be submitted to cosec@indivior.com.

3.3.4	Transactions effected pursuant to a pre-approved and executed 10b5-1 Plan will not be subject to the Company’s Blackout Periods or other pre-clearance procedures set forth in Sections 4.1 and 4.3.

3.4	Post-Termination Transactions

This Policy continues to apply to transactions in the Company’s securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when their service terminates, that individual may not trade in the Company’s securities until any such material nonpublic information has become public or is no longer material. The pre-clearance procedures for Restricted Persons set forth in Section 4.3 cease to apply to transactions in the Company’s securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.

3.5	Violations of Insider Trading Laws

Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties, and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is mandatory.

Indivior Pharmaceuticals, Inc. Insider Trading Policy	Effective Date: January 26 2026	POL.LEG.15209
Version: 2.0

A person who violates insider trading laws by engaging in transactions in a company’s securities when they have material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of the profit gained or loss avoided.

Additionally, a person who tips others may also be liable for transactions by the tippees to whom they have disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three times the amount of the profit gained or loss avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

If you violate this Policy or any federal or state laws governing insider trading, or know of any such violation by any director, officer, employee, or independent contractor of the Company, you must report the violation immediately to your supervisor, the Chief Compliance Officer, the Chief Legal Officer, or the Company Secretary.

Failure to comply with this Policy may result in internal disciplinary action, up to and including termination. It may also mean that you have committed a civil and/or criminal offense.

3.6	Inquiries

If you have any questions regarding any of the provisions of this Policy, please contact the Company Secretary at cosec@indivior.com or the Chief Legal Officer.

4	Restricted Persons

If you are not identified as a Restricted Person and you are not in possession of material nonpublic information, then you are not subject to the restrictions in this Section 4.

4.1	Blackout Periods

All Restricted Persons are prohibited from trading in the Company’s securities during blackout periods as defined below.

Indivior Pharmaceuticals, Inc. Insider Trading Policy	Effective Date: January 26 2026	POL.LEG.15209
Version: 2.0

4.1.1

Quarterly Blackout Periods. Trading in the Company’s securities is prohibited beginning at the end of the 15th day of the last month in each fiscal quarter and ending after the close of trading on the second full trading day following the Company’s public release of its quarterly or annual financial results or other financial information (the “Quarterly Blackout Period”). During these periods, Restricted Persons generally possess or are presumed to possess material nonpublic information about the Company’s financial results.

4.1.2

Other Blackout Periods. From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions, or dispositions, or new product developments) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose Special Blackout Periods during which certain Restricted Persons are prohibited from trading in the Company’s securities. If the Company imposes a Special Blackout Period, it will notify the Restricted Persons affected.

4.2	Trading Window

Restricted Persons are permitted to trade in the Company’s securities when no blackout period is in effect (a “Trading Window”). Generally, this means that Restricted Persons can trade during the period beginning on the day that one Quarterly Blackout Period ends until the next Quarterly Blackout Period begins. However, even during this trading window, any person who is in possession of any material nonpublic information may not trade in the Company’s securities until two full trading days following the date that the information has been made publicly available or the information is no longer material. In addition, the Company may close this trading window if it imposes a Special Blackout Period on Restricted Persons until such time as the Special Blackout Period ends.

4.3	Pre-clearance of Securities Transactions

Subject to the pre-clearance procedures set forth in this Section 4.3, Restricted Persons must immediately report to the Company Secretary all transactions made in the Company’s securities by said Restricted Person, their spouse, dependents, minor children, and other persons living in their household, and to transactions by entities over which they exercise control. The Company requires same-day reporting to it of any such transaction.

Pre-clearance from the Company Secretary does not constitute legal advice and does not constitute confirmation that the Restricted Person does not possess material nonpublic information. The Company Secretary is under no obligation to approve any pre-clearance request.

All pre-clearance requests shall be submitted to the Company Secretary at cosec@indivior.com and shall include the information listed in Appendix B.

Indivior Pharmaceuticals, Inc. Insider Trading Policy	Effective Date: January 26 2026	POL.LEG.15209
Version: 2.0

4.3.1

Because Restricted Persons are likely to obtain material nonpublic information on a regular basis, the Company requires all such persons to refrain from trading, even during a Trading Window, without first pre-clearing all transactions in the Company’s securities.

4.3.2

Subject to the exemption in Section 4.3.4, no Restricted Person may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge, or loan of) any Company security at any time without first obtaining prior written approval from the Company Secretary. These procedures also apply to transactions by such person’s spouse, dependents, minor children, and other persons living in such person’s household, and to transactions by entities over which such person exercises control.

4.3.3

The Company Secretary shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested.

4.3.4

Pre-clearance is not required for purchases and sales of securities under an approved 10b5-1 Plan. With respect to any purchase or sale under an approved 10b5-1 Plan, the third-party effecting transactions on behalf of the Covered Person should be instructed to send duplicate confirmations of all such transactions to the Company Secretary.

4.4	Prohibited Transactions

Restricted Persons, including any such person’s spouse, dependents, minor children, and other persons living in their household, and entities over which such person exercises control, are prohibited from engaging in the following transactions in the Company’s securities:

•	Short-term trading. Restricted Persons who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase;

•	Short sales. Restricted Persons may not sell the Company’s securities short;

•	Options trading. Restricted Persons may not buy or sell puts or calls or other derivative securities on the Company’s securities;

•	Trading on margin. Restricted Persons may not hold Company securities in a margin account;

•	Hedging. Restricted Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities; and

•	Pledging. Restricted Persons may not pledge Company securities as collateral for a loan.

Indivior Pharmaceuticals, Inc. Insider Trading Policy	Effective Date: January 26 2026	POL.LEG.15209
Version: 2.0

5	Appendices

5.1	Appendix A – Restricted Persons

The following persons (or persons holding the offices below) are “Restricted Persons” for purposes of this Policy.

Restricted Persons under Section 16(a) of the Exchange Act:

•	All members of the Board of Directors

•	Chief Executive Officer

•	Chief Financial Officer

•	Chief Accounting Officer

•	Executive Officers designated as such under Section 16(a) of the Exchange Act

Company Specific Restricted Persons (to the extent not covered by the preceding list):

•	All members of the Executive Committee

•	All members of the management SEC Disclosure Committee

•	Employees and independent contractors who have been identified as having regular access to material nonpublic information, including but not limited to:

•	Certain Finance and Accounting team members;

•	Certain Manufacturing and Supply team members;

•	Certain Research and Development team members;

•	Certain Legal and Governance team members; and

•	Certain Sales and Commercial team members.

•	Administrative Assistants to Restricted Persons, to the extent they have access to material nonpublic information

5.2	Appendix B – Pre-Clearance Requests

All pre-clearance requests shall be sent to the Company Secretary at cosec@indivior.com and shall include the following information:

•	Your first and last name;

•	Your contact details (email address and telephone number);

•	Description of the Company’s securities (e.g. shares, options, etc.);

•	Number of the Company’s securities (if an actual number is not known, provide a maximum amount (e.g. “up to 100 shares” or “up to $1,000 of shares”));

•	Nature of the transaction (e.g. purchase, sale, option exercise, entry into or amendment or cancellation of a trading plan, etc.); and

•	Any other relevant details (if your pre-approval request relates to entry into or amendment or cancellation of a trading plan, provide full details of the plan or attach a copy of its terms).

Indivior Pharmaceuticals, Inc. Insider Trading Policy	Effective Date: January 26 2026	POL.LEG.15209
Version: 2.0

Your pre-clearance request shall also indicate your confirmation and agreement with the following statements:

•	the information included in your request is accurate and complete;

•	you are not in possession of material nonpublic information relating to the Company or the Company’s securities;

•	if your pre-approval request is granted, you will complete your transaction as soon as possible and in any event within two business days, or re-seek pre-clearance; and

•	if you become aware that you are in possession of material nonpublic information before transacting, you will inform the Company Secretary and refrain from completing the transaction.

6	Revision History

Version	Author	Summary of Changes
1.0	Alice Givens	Initial Policy
2.0	Alice Givens	Changed Company name from Indivior PLC to Indivior Pharmaceuticals, Inc., effective upon redomicile to US